Exhibit 99.1

Exactech Q2 Revenue Up 9% to $51.7M, Net Income $2.7M,

EPS $0.21 Driven by Strong International Growth

YTD Revenue Up 9% to $105.1M, Net Income $5.7M, EPS $0.43

GAINESVILLE, Fla. – August 2, 2011 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today revenue of $51.7 million for the second quarter of 2011, a 9% increase over $47.6 million in the second quarter of 2010. Net income decreased 9% to $2.7 million, or $0.21 per diluted share, compared to $3.0 million, or $0.23 per diluted share, in the same quarter a year ago. Net income for the quarter, excluding Health Care Professional (HCP) compliance expenses of $1.5 million related to the Department of Justice (DOJ) settlement, increased 13% to $3.7 million or $0.28 EPS.

Second Quarter Highlights and Segment Performance

•	Second quarter revenue increased 9% to $51.7 million

•	Knee implant revenue increased 7% to $20.7 million

•	Extremity implant revenue increased 36% to $9.7 million

•	Hip implant revenue increased 15% to $8.4 million

•	Biologic and Spine revenue decreased 13% to $6.0 million

•	Other products revenue remained flat at $7.0 million

Six Months Highlights and Segment Performance

For the first six months of 2011 revenue was $105.1 million, an increase of 9% over $96.7 million for the comparable period last year. Net income for the first six months of 2011 decreased 9% to $5.7 million, or $0.43 per diluted share compared to $6.3 million, or $0.48 per diluted share for the first six months of 2010. Net income for the six months, excluding pre-tax HCP compliance expenses of $2.7 million, increased 12% to $7.4 million or $0.56 EPS. First six month product revenues were as follows:

•	Knee implant revenue increased 4% to $42.0 million from $40.3 million

•	Extremity implant revenue increased 35% to $19.1 million from $14.2 million

•	Hip implant revenue increased 18% to $16.4 million from $13.9 million

•	Biologic and spine revenue decreased 8% to $13.0 million from $14.2 million

•	Other products revenue increased 3% to $14.5 million from $14.1 million

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Management Comment

Exactech Chairman and CEO Bill Petty said, “Above market sales growth and market share gains were reported in our main product segments during the second quarter. Sales in knee implants, our largest product segment, improved 7% to $20.7 million for the second quarter of 2011 from $19.4 million in the second quarter of 2010. Our fast-growing Equinoxe® shoulder products line continued to outperform the market, with revenues increasing 36% to $9.7 million from last year’s Q2 revenue of $7.1 million. Hip implant sales for the second quarter rose 15% to 8.4 million from $7.3 million in the second quarter of 2010. Biologic-spine revenue decreased 13% to $6.0 million compared with $6.8 million in the same quarter last year. Other product sales remained flat at $7.0 million.”

Exactech President David Petty said, “We continue to leverage recent investments in our OUS distribution channel. In the second quarter, international sales grew 29% to $19.1 million and increased to 37% of total sales from 31% of total sales for the second quarter of 2010. For the first six months of the year, international sales increased 21% to $37.5 million from $31.1 million for the same period of 2010. As a percentage of sales, international sales in the first six months of 2011 increased to 36% from 32% in the first six months of the prior year. For the quarter, U.S. sales were $32.6 million compared with $32.8 million in the second quarter of 2010. For the first six months of 2011, U.S. sales rose 3% to $67.6 million compared with $65.6 million in 2010.”

Chief Financial Officer Jody Phillips said, “Net income for the quarter was down 9% to $2.7 million from $3.0 million in the same quarter last year primarily due to higher compliance costs. Gross margins increased to 68.0% for the second quarter of 2011 from 65.5% for the second quarter of 2010, primarily due to the increase in international sales in direct markets.

“Total operating expenses for the quarter were $31.3 million, an increase of 20% from $26.0 million in the second quarter of 2010. As a percentage of sales, second quarter operating expenses increased to 61% from 55% for the second quarter of 2010. Total sales and marketing expenses were up 21%, and increased to 37% as a percentage of sales from 33% during 2010, as we incorporated expenses from our new subsidiaries in Germany and Spain. General and administrative expenses rose 40% in the second quarter to $5.8 million from $4.2 million primarily due to the compliance costs. Research and development expenses decreased 20% to $2.7 million from $3.4 million in the second quarter of 2010.”

Looking forward, Exactech updated its 2011 revenue guidance to $203 - $208 million and diluted EPS of $0.86 - $0.90 on a GAAP basis and diluted EPS of $1.08 - $1.12 excluding the impact of the company’s projection of $5.0 million in compliance expenses for 2011. For the third quarter ending September 30, 2011, the company said it anticipates revenues of $45 - $47 million and diluted EPS of $0.15 - $0.17 on a GAAP basis and diluted EPS of $0.20 - $0.22 excluding the projected impact of $1.0 million in compliance related expenses. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are below.

Conference Call

The company has scheduled a conference call on Wednesday, August 3, 2011 at 10:00 a.m. Eastern Time. The call will cover the company’s second quarter 2011 results. Dr. Petty will open the conference call and a question-and-answer session will follow.

To participate in the call, dial 1-877-941-4774 any time after 9:50 a.m. EDT on August 3. International and local callers should dial 1-480-629-9760. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

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A live and archived webcast of the call will be available at http://www.hawkassociates.com/profile/exac.cfm or at http://viavid.net/dce.aspx?sid=0000899B

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) June 30,	(audited) December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,440	$3,935
Accounts receivable, net of allowances of $3,015 and $2,751	42,283	39,796
Prepaid expenses and other assets, net	6,482	3,384
Income taxes receivable	1,751	1,544
Inventories – current	64,029	61,602
Deferred tax assets – current	2,607	2,278

Total current assets	121,592	112,539

PROPERTY AND EQUIPMENT:
Land	2,219	2,210
Machinery and equipment	28,864	27,155
Surgical instruments	70,526	60,077
Furniture and fixtures	3,744	3,583
Facilities	18,034	16,365
Projects in process	2,472	3,669

Total property and equipment	125,859	113,059
Accumulated depreciation	(50,026)	(44,377)

Net property and equipment	75,833	68,682

OTHER ASSETS:
Deferred financing and deposits, net	494	881
Non-current inventories	11,699	9,191
Product licenses and designs, net	11,758	11,812
Patents and trademarks, net	1,750	1,938
Customer relationships, net	1,842	2,003
Goodwill	13,673	12,947

Total other assets	41,216	38,772

TOTAL ASSETS	$238,641	$219,993

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,840	$15,855
Income taxes payable	319	—
Accrued expenses and other liabilities	8,931	8,847
Other current liabilities	318	296
Current portion of long-term debt	782	1,066

Total current liabilities	27,190	26,064

LONG-TERM LIABILITIES:
Deferred tax liabilities	8,409	6,175
Line of credit	43,631	37,556
Long-term debt, net of current portion	3,832	4,153
Other long-term liabilities	593	629

Total long-term liabilities	56,465	48,513

Total liabilities	83,655	74,577

SHAREHOLDERS’ EQUITY:
Common stock	131	130
Additional paid-in capital	59,554	57,735
Accumulated other comprehensive loss	(468)	(2,525)
Retained earnings	95,769	90,076

Total shareholders’ equity	154,986	145,416

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$238,641	$219,993

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2011	2010	2011	2010
NET SALES	$51,682	$47,570	$105,051	$96,670

COST OF GOODS SOLD	16,538	16,434	33,258	34,106

Gross profit	35,144	31,136	71,793	62,564

OPERATING EXPENSES:
Sales and marketing	19,145	15,855	39,251	31,203
General and administrative	5,819	4,159	11,485	8,577
Research and development	2,749	3,441	6,215	7,083
Depreciation and amortization	3,570	2,536	6,979	4,937

Total operating expenses	31,283	25,991	63,930	51,800

INCOME FROM OPERATIONS	3,861	5,145	7,863	10,764

OTHER INCOME (EXPENSE):
Interest income	42	36	43	37
Other income (loss)	(20)	(15)	3	2
Interest expense	(291)	(144)	(540)	(260)
Foreign currency exchange gain (loss)	388	48	893	(183)

Total other expenses	119	(75)	399	(404)

INCOME BEFORE INCOME TAXES	3,980	5,070	8,262	10,360

PROVISION FOR INCOME TAXES	1,258	2,078	2,569	4,087

NET INCOME	$2,722	$2,992	$5,693	$6,273

BASIC EARNINGS PER SHARE	$0.21	$0.23	$0.44	$0.49

DILUTED EARNINGS PER SHARE	$0.21	$0.23	$0.43	$0.48

SHARES - BASIC	13,088	12,881	13,061	12,864

SHARES - DILUTED	13,235	13,122	13,225	13,098

Adjusted net income to exclude the effect of HCP compliance expenses:
Net Income	$2,722	$2,992	$5,693	$6,273
Adjustments for HCP compliance expenses:
HCP compliance expenses, pre-tax	1,476	379	2,741	579
Income tax benefit	(546)	(140)	(1,014)	(214)

	930	239	1,727	365

Adjusted net income - excluding HCP compliance expense	$3,652	$3,231	$7,420	$6,638

Diluted earnings per share	$0.21	$0.23	$0.43	$0.48
Adjustment of HCP compliance expenses, net	0.07	0.02	0.13	0.03

Adjusted diluted earnings per share	$0.28	$0.25	$0.56	$0.51

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EXACTECH INC.